Exhibit T3A-3

Articles of Incorporation

I. NAME. The name of this corporation shall be: Access Bryant SPC.

II. INITIAL BUSINESS ADDRESS. The initial business address in California of this corporation is: 530 Divisadero Street, Suite 226, San Francisco, CA 94117.

III. AGENT FOR SERVICE OF PROCESS. The name and complete business address in California of this corporation’s initial agent for service of process are:

Douglas B. Evans, Esq.

870 Market Street, Ste. 1146

San Francisco, CA 94102

IV. PURPOSE. The purpose of this social purpose corporation is to engage in any lawful act or activity for which a social purpose corporation may be organized under Division 1.5 of the California Corporations Code, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code, for the benefit of the long-term and the overall interests of the social purpose corporation and its shareholders and in furtherance of the following enumerated purposes: one or more charitable or public purpose activities that a nonprofit public benefit corporation is authorized to carry out.

In addition to the purpose stated above, this social purpose corporation shall have the purpose of promoting positive effects of, or minimizing adverse effects of, the corporation’s activities upon the following: (i) the corporation’s employees, suppliers, customers, and creditors; (ii) the community and society; and (iii) the environment.

V. SOCIAL PURPOSE CORPORATIONS ACT. This corporation is organized as a social purpose corporation under the Social Purpose Corporations Act.

VI. SHARE STRUCTURE. This corporation is authorized to issue one class of shares, to be designated “Common” shares. The total number of such shares authorized to be issued is 1,000,000 shares.

VII. SOLE INCORPORATOR. The name of the sole incorporator of this corporation is Douglas B. Evans.

VIII. DIRECTORS MAY ADOPT, AMEND OR REPEAL BY-LAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of California, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of this corporation.

IX. DIRECTOR LIABILITY: INDEMNITY OF AGENTS. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

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IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, has executed, signed, and acknowledged these Articles of Incorporation this 8th day of March, 2017.

/s/ Douglas B. Evans
Douglas B. Evans
Incorporator